Exhibit 4.41
ASSIGNMENT AND ASSUMPTION AGREEMENT
REGARDING THE CALL OPTION
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT REGARDING THE CALL OPTION (this “Assignment”) is entered into on July 13, 2010, between Aero-Biotech Science & Technology Co., Ltd. (the “Assignor”), a wholly foreign-owned enterprise organized in Beijing, China under the laws of the PRC and Mr. Xue Zhixin (Chinese citizen, ID number 140102196210230813) (the “Assignee”).
WHEREAS, the Assignor and the shareholders of Primalights III Agriculture Development Co., Ltd. (“P3A”) are parties to certain Exclusive Call Option Agreement dated as of June 8, 2007 (as amended from time to time, the “Exclusive Call Option Agreement”), pursuant to which the Assignor was granted an option to purchase or causes any person or persons its designated to purchase from the shareholders of P3A at any time all of their equity interests in P3A (the “Exclusive Call Option”) upon certain conditions satisfied, and the Assignor has the right to transfer its rights and obligations under the Exclusive Call Option Agreement to any third party by delivering a written notice, without prior written consent from P3A or its shareholders;
WHEREAS, Agria Corporation, a company organized and existing under the laws of Cayman Islands (“Agria”) and the Assignee are parties to certain share purchase agreement (the “Share Purchase Agreement”) dated as of the date of this Assignment, pursuant to which Agria and the Assignee agree to transfer all rights and obligations of the Assignor under the Exclusive Call Option Agreement as the consideration payable by Agria to purchase certain shares of Agria owned by the Assignee;
WHEREAS, the Assignor desires to assign, and the Assignee desires to assume, the rights and obligations under the Exclusive Call Option Agreement on terms and conditions set forth therein;
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, and capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to them in the Exclusive Call Option Agreement and the Share Purchase Agreement:
1.	Assignment and Assumption
The Assignor hereby assigns and transfers to the Assignee all of all of its right, title and interest in, to and under, and delegates to Assignee all of its duties, liabilities and obligations under, the Exclusive Call Option Agreement at the closing of the transactions contemplated by this Assignment (the “Closing”), upon the terms and subject to the conditions set forth in this Assignment, and the Assignee hereby accepts and assumes all of Assignor’s rights, titles and interests in, to and under, and all of Assignor’s duties, liabilities and obligations under the Exclusive Call Option Agreement and agrees to perform under and be bound by the terms of the Exclusive Call Option Agreement.

2.	Consideration
The Assignee agrees that completion of the assignment and assumption of the Exclusive Call Option pursuant to this Assignment shall constitute the fully payment of the consideration payable by Agria to the Assignee pursuant to the Share Purchase Agreement.
3.	Closing
The Closing of the purchase and sale of Shares shall take place in Taiyuan, Shanxi Province, China on July 13, 2010 or later as agreed by the Seller and the Purchaser (the “Closing Date”).
4.	Representations and Warranties
a.	The Assignor represents and warrants to the Assignee that:
(i)	it has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under the Exclusive Call Option Agreement, except as set forth in this Assignment;

(ii)
the execution, delivery and performance of this Assignment, including but not limited to the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with or result in a breach of, or constitute a default (or create an event which, with notice or lapse of time or both, would constitute a default in the Exclusive Call Option Agreement) of the terms, conditions or provisions under the Exclusive Call Option Agreement; and

(iii)
the Assignor has full power and authority to enter into this Assignment, perform the obligations of such party hereunder and consummate the transactions contemplated hereby. All necessary and appropriate action has been taken by such party with respect to the execution and delivery of this Assignment. This Assignment constitutes the valid and binding obligation of such party enforceable in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

b.
the Assignee represents and warrants to the Assignor that it has full power and authority to enter into this Assignment, perform the obligations of such party hereunder and consummate the transactions contemplated hereby. All necessary and appropriate action has been taken by such party with respect to the execution and delivery of this Assignment. This Assignment constitutes the valid and binding obligation of such party enforceable in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.	Conditions Precedent
a.
the obligations of the Assignor to complete the Closing, unless otherwise waived in writing by the Assignor, are subject to the fulfillment of each of the following conditions on or before the Closing Date:

(i)	the representations and warranties of the Assignee shall be true and correct on the Closing Date;

(ii)	the Share Purchase Agreement has been fully executed;

(iii)	the documents required in Section 6.01(a) to Section 6.01(f) under the Share Transfer Agreement have been fully executed; and

(iv)	the conditions required in Section 6.02 under the Share Transfer Agreement have been satisfied.
b.
The obligations of the Assignee to complete the Closing, unless otherwise waived in writing by the Assignee, are subject to the fulfillment of each of the following conditions on or before the Closing Date:

(i)	the representations and warranties of the Assignor shall be true and correct on the Closing Date;

(ii)	the Share Purchase Agreement has been fully executed; and

(iii)	the conditions required in Section 6.03 under the Share Transfer Agreement have been satisfied.
6.	Termination
This Assignment shall be terminated at any time prior to the Closing by a mutual written consent of the Assignor and the Assignee.
7.	Expense
All costs and expenses, including but not limited to, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Assignment and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.	Severability
If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
9.	Amendment
This Assignment may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Assignor and the Assignee.
10.	Assignment and Succession
This Assignment may not be assigned by operation of Law or otherwise without the express written consent of the other party (which consent may be granted or withheld in the sole discretion of such party). This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
11.	Governing Law, Arbitration
This Agreement shall be governed by, and construed in accordance with, the Laws of the People’s Republic of China. In the event that a dispute arises in connection with the interpretation or implementation of this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute is not resolved through consultations within thirty (30) days after any party has served a written notice on the other parties requesting the commencement of consultations, then any party may submit the dispute for arbitration to the China International Economic and Trade Arbitration Commission in accordance with its rules in force at the time. The arbitration shall take place in Beijing and be conducted in Chinese. The arbitration award shall be final, binding and non-appealable on the parties.

12.	Notices
All notices, requests, claims, demands and other communications made in accordance with this Agreement hereunder will be in writing (Chinese or English) and will be given or made and will be deemed to have been duly given or made upon receipt by delivery in person, by courier service, by confirmed telecopy (with a copy sent by another means specified herein), or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or at such other address for a party as will be specified by like notice.

If to the Assignor:

Aero-Biotech Science & Technology Co., Ltd.

Address: 21th Floor, Tower B, Pingan
International Financial Center, No. 1-3
Xinyuan South Road, Chaoyang District,
Beijing

Attn: Xie Tao

Fax: 010-84381003

Postcode: 100027

If to the Assignee:

Mr. Xue Zhixin Address: 25th Floor, Jin Gang Hotel, No.91 Bing Zhou North Road, Taiyuan City, Shanxi Province Attn: Xue Zhixin Fax: 0351-4727112 Postcode: 030001
13.	Headings
The descriptive headings contained in this Assignment are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Assignment.
14.	Language
This Assignment is written in the Chinese language.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

ASSIGNOR			ASSIGNEE

Aero-Biotech Science & Technology Co., Ltd.			Xue Zhixin

By:	/s/ Xie Tao		/s/ Xue Zhixin

	Name:	Xie Tao
	Title:	Chief Executive Officer

Seal: